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                                                                   Exhibit 23.2



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Community First Bankshares, Inc. for the shelf registration of $180 million of the securities described in the Registration Statement and to the incorporation by reference therein of our report dated January 17, 2001, with respect to the consolidated financial statements of Community First Bankshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                                  Ernst & Young LLP

Minneapolis, Minnesota
February 22, 2002